Exhibit 4.4

RITTER PHARMACEUTICALS, INC.

AMENDMENT NO. 2 TO

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This Amendment No. 2 (the “Amendment”) to the Amended and Restated Investors’ Rights Agreement dated as of November 17, 2010, and first amended on January 13, 2011 (the “Original Agreement”), is made and entered into as of February 6, 2012, pursuant to Section 6.1 of the Original Agreement by and among Ritter Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and the investors listed on Exhibit A thereto (the “Investors”) holding a majority of the Company’s Registrable Securities (as defined in the Original Agreement). Capitalized terms used in this Amendment that are not otherwise defined herein shall have the respective meanings assigned to them in the Original Agreement.

RECITALS

WHEREAS, the Company is a party to that certain Note Purchase Agreement (the “NPA”), pursuant to which the Company has agreed to provide certain participation rights to the holders of such promissory notes as may be issued thereunder, in the manner set forth therein;

NOW, THEREFORE, the parties hereto hereby agree as follows:

AGREEMENT

1.        The second sentence of Section 4 of the Original Agreement shall be amended and restated to read as follows:

“A Significant Holder’s pro rata share, for purposes of this right of first refusal, is equal to the ratio of (a) the number of shares of Common Stock owned by such Significant Holder immediately prior to the issuance of New Securities (assuming full conversion of the Shares) plus, with respect to outstanding convertible promissory notes that provide for a right of first refusal in accordance with the terms of such notes (the “Convertible Notes”, the number of shares of capital stock equal to the principal amount outstanding plus accrued but unpaid interest of all Convertible Notes held by such Significant Holder on such date divided by the lowest applicable conversion price as determined pursuant to the terms of such Convertible Note, to (b) the total number of shares of Common Stock outstanding immediately prior to the issuance of New Securities (assuming full conversion of the Shares and exercise of all outstanding convertible securities, rights, options and warrants, directly or indirectly, into Common Stock, including, without limitation, any outstanding convertible promissory notes that provide for a right of first refusal in accordance with the terms of such notes).”

2.        Except as expressly set forth in this Amendment, the Original Agreement shall continue in full force and effect in accordance with its terms.

3.        This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.        All corporate action on the part of the Company and its directors, officer; and stockholders necessary for the authorization, execution, and delivery of this Amendment by the Company has been taken as of the date hereof.

5.        This Amendment shall be governed by and construed and enforced in accordance with the laws of the state of California, without reference to the conflict of laws provisions thereof.

(Signature pages follow)

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first above written.

“COMPANY”

RITTER PHARMACEUTICALS, INC.

By:	/s/ Andrew J. Ritter
Andrew J. Ritter, Chief Executive Officer

Signature Page to Amendment No. 2 to

Amended and Restated Investors’ Rights Agreement

“INVESTORS”

JAVELIN VENTURE PARTNERS, L.P.

By: Javelin Venture Partners GP, LP
Its: General Partner

By: Javelin Venture Partners GP, LLC
Its: General Partner

By:	/s/ Noah Doyle
Noah Doyle, its Managing Director

Signature Page to Amendment No. 2 to

Amended and Restated Investors’ Rights Agreement

“INVESTORS”

STONEHENGE PARTNERS, LLC

By:	/s/ Ira Ritter
Ira Ritter, its Managing Member

Signature Page to Amendment No. 2 to

Amended and Restated Investors’ Rights Agreement